Exhibit 3.1

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM & ARTICLES

OF

ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on September 15, 2012 with effect from September 18, 2012)

ALIBABA GROUP HOLDING LIMITED

(Incorporated in the Cayman Islands)

SPECIAL RESOLUTION

Passed on the 18th day of May, 2013

At the extraordinary general meeting of Alibaba Group Holding Limited (the “Company”) held at 26th Floor, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong on Saturday, May 18, 2013 at 10:00 a.m. Hong Kong time, the following special resolution was duly passed:

1.	“THAT with immediate effect, the articles of association of the Company (as amended and restated by special resolution adopted on September 15, 2012 with effect from September 18, 2012) be amended as follows:

Article 104: The whole sentence of Article 104 shall be deleted in its entirety and replaced by the following sentence:

‘The fiscal year of the Company shall begin on April 1 and end on March 31.’ ”

I, the undersigned, being the Secretary of the Company, hereby certify that the above are true and correct extract of the resolution passed at the extraordinary general meeting of the Company held on May 18, 2013.

/s/ Timothy Alexander Steinert
Timothy Alexander Steinert
Secretary

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on September 15, 2012 with effect from September 18, 2012)

1.	Name of the Company is ALIBABA GROUP HOLDING LIMITED.

2.	The Registered Office of the Company will be situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of The Companies Law (2011 Revision).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of The Companies Law (2011 Revision).

5.	Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (2009 Revision), or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Law (2008 Revision), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision), or to carry on business of securities investment without being licensed in that behalf under the provisions of the Securities Investment Business Law (2011 Revision).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of the Members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.	The capital of the Company is US$70,000 constituting 2,600,000 Preference Shares of a nominal or par value of US$0.000025 each and 2,797,400,000 Ordinary Shares of a nominal or par value of US$0.000025 each, provided always that subject to the provisions of The Companies Law (2011 Revision) and the Articles of Association (including without limitation Article 70), the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company may exercise the power contained in Section 206 of The Companies Law (2011 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on September 15, 2012 with effect from September 18, 2012)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (2011 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

1.	In these Articles:

“49.9% Excess Condition” exists if, prior to the IPO, the total voting power of all then- issued and outstanding share capital of the Company owned by Yahoo and Softbank collectively exceeds 49.9% of the combined voting power of all then-issued and outstanding share capital of the Company, and any such excess is referred to as the “Excess Vote Shares”;

“acting in concert” includes: (a) persons who, pursuant to an agreement actively cooperate either in acquiring or holding or seeking to acquire or hold shares or the beneficial ownership of shares, or rights over shares, carrying voting rights in the Company, or in the exercise of voting rights with respect to shares in the Company; (b) a company with any of its directors (or their spouses, minor children, nominees, related trusts or companies in which any director holds or beneficially owns ten percent (10%) or more of the shares, or rights over shares, carrying voting rights); (c) a company with the trustees or managers of any of its pension, provident or employee benefit funds or any of its employee stock option schemes; (d) a person who is a fund manager with an investment company, unit trust or other person whose investments such person manages on a discretionary basis, in respect of the relevant investment accounts; (e) a company with its parent company or any of its subsidiaries; and (f) a company, in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by a person, with any other company in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by the same person;

“Additional Securities” has the meaning set forth in Article 8(a);

“Affiliate” of a person means another person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person, including but not limited to a Subsidiary of the first person, a person of which the first person is a Subsidiary, or another Subsidiary of a person of which the first person is also a Subsidiary. For purposes herein, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise;

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries;

“Alipay Framework Agreement” means that certain Framework Agreement, by and among the Company, SOFTBANK, Yahoo, Alipay.Com Co., Ltd., APN Ltd., JM, JT, Zhejiang Alibaba E-Commerce Co., Ltd. and the Joinder Parties thereto, dated as of July 29, 2011;

“Applicable Thresholds” means the thresholds set forth on Schedule C of the Shareholders Agreement, as such Schedule may be revised from time to time in accordance with Section 2.6 of the Shareholders Agreement;

“Auditors” means the auditors of the Company, as appointed from time to time;

“Board” and “Board of Directors” mean the Directors assembled as a Board or as a committee thereof or a proceeding of the Board or a committee thereof by written resolution;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Hong Kong or Beijing;

“Cause” means with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken;

“Change of Control Transaction” means (a) the direct or indirect acquisition (except for transactions described in cause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation, scheme of arrangement or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation, scheme of arrangement or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding share capital of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets;

“Closing Date” means the date of the closing of the first repurchase of Ordinary Shares by the Company from Yahoo and/or Yahoo! Hong Kong Holdings Limited pursuant to the Share Repurchase Agreement;

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.;

“Companies Law” means the Companies Law (2011 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any Law for the time being in force;

“Confidential Information” means any information concerning the Company or its Subsidiaries or the business, activities or operations of the Company or its Subsidiaries, including but not limited to information relating to pricing, technologies, trade secrets, business plans, strategies, processes, customers, suppliers, financial data, statistics, or research and development that the receiving Member knows or reasonably should know is confidential or proprietary, or that the Company has identified in writing to the receiving Member as being confidential or proprietary, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Member or their representatives, (ii) any Member or such Member’s representative is required to disclose by Law or legal process, or (iii) otherwise becomes known to a Member other than through disclosure by the Company or its Subsidiaries or any person with a duty to keep such information confidential;

“Consolidated Revenue” means, as of a given time, the consolidated revenue of the Company and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to the Shareholders by the Company in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent four fiscal quarters are reflected in the audited financial statements delivered to the Shareholders by the Company in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement, then Consolidated Revenue shall mean the consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of a Shareholder, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of the Shareholders Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time;

“Contract” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral;

“Controlled Member” means (subject to any grandfather provisions in these Articles) any Member whose interest in shares comprising Controlled Shares would, upon giving effect to the principle that Members shall have one vote for each share, confer upon that Member, twenty percent (20%) or more of the votes that may be cast by all holders of shares, unless such Member obtains such twenty percent (20%) or greater interest with the consent of the Board and Yahoo;

“Controlled Shares” means (a) all Ordinary Shares directly, indirectly, or constructively owned or beneficially owned by a Controlled Member which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares and (b) all Ordinary Shares directly, indirectly or constructively owned or beneficially owned as a result of voting power held or shared by any person or group of persons acting in concert which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares;

“Convertible Preference Share Purchase Agreement” means the Convertible Preference Share Purchase Agreement by and between the Company and the Investors named therein dated August 31, 2012;

“Core Business” means each of Taobao, Alibaba.com Limited, the Company’s interest in the Alipay Framework Agreement and any business that, at the relevant time, contributes 10% or more of Consolidated Revenue;

“Cut-back Formula” means (T/5) – 1

                                                       C

such that (T divided by 5) - 1 (rounded down to the nearest whole number) divided by C where “T” is the aggregate number of votes conferred by all outstanding Ordinary Shares, and “C” is the number of Controlled Shares of that Member;

“Directors” means the Directors of the Company for the time being;

“EBITDA” means income from operations as the item appears in the Company’s consolidated income statement for the relevant period, under U.S. GAAP, as reflected in the financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or 8.3(b)(ii) of the Shareholders Agreement, as applicable, adding back the following items (calculated in accordance with U.S. GAAP): (i) depreciation expense, (ii) amortization of intangible assets, (iii) impairment of goodwill, (iv) share-based compensation expense and (v) other income, as they appear in the Company’s consolidated financial statements for such relevant period;

“Equity Securities” means any Ordinary Shares and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company;

“ESOP” means (i) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by the Company from time to time in relation to the grant or issue of shares, stock options or any other Equity Securities to its employees, officers, directors and/or consultants, and (ii) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by a Subsidiary of the Company from time to time if such plan provides for the grant or issue of shares, stock options or any other equity or equity-linked interest in a Core Business to such Core Business’s employees, officers, directors and/or consultants;

“Excess Vote Shares” has the meaning given to such term in the definition of “49.9% Excess Condition”;

“Excluded Project Debt” means Project Debt not exceeding US$500 million in the aggregate;

“Exempted Securities” means (i) Equity Securities issued pursuant to any ESOP approved by the Board and the issuance of the Ordinary Shares underlying such Equity Securities; (ii) Ordinary Shares issued upon exercise of any option, right, warrant or other convertible instrument which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) Ordinary Shares issued in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares; or (iv) Equity Securities issued in connection with any merger, consolidation, scheme of arrangement or acquisition (including Equity Securities issued to holders of shares, options or other equity interests of a party to such transaction) which merger, consolidation, scheme of arrangement or acquisition is approved by a least a majority of the Directors at a meeting of the Board (or by written resolution in accordance with Article 85) provided, in the case of clause (iv), that, if (x) any such issuance of Equity Securities proposed to be made in connection with a merger, consolidation, scheme of arrangement or acquisition would exceed 3% of the Company’s Ordinary Shares calculated on a pre-issuance basis, and (y) the number of Directors at such relevant time is greater than four, then such issuance shall require the approval of at least 75% of the Directors at a meeting of the Board (or shall require approval by written resolution in accordance with Article 85);

“Expenses” has the meaning set forth in Article 114;

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and shall include adoptive relationships of the same type;

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis;

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority;

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system;

“Group Cash and Cash Equivalents” means cash, cash equivalents and short term investments under U.S. GAAP as reflected in the Company’s financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable;

“Group Debt” means the sum of the Indebtedness and Guarantees of the Company and its Subsidiaries under U.S. GAAP as reflected in the Company’s financial statements and delivered to the Shareholders by the Company pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable, but excluding all Project Debt;

“Group Net Debt” means Group Debt minus Group Cash and Cash Equivalents;

“Group Net Leverage” as of a given time means the ratio of Group Net Debt as of such time to LTM EBITDA;

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of any person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time);

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“IFRS” means International Financial Reporting Standards;

“Indebtedness” means, as applied to any person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person;

“Indemnifiable Amounts” has the meaning set forth in Article 114;

“Indemnitee” has the meaning set forth in Article 114;

“Interested Director” means a Director who has a direct or indirect interest in any contract, business or arrangement in which the Company is a party or becomes a party to;

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands;

“IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or by a Subsidiary of the Company of such Subsidiary’s shares, provided such Subsidiary holds assets of the Company contributing no less than 90% of Consolidated Revenue, and such Subsidiary’s shares are distributed to all Members of the Company on a pro rata basis) (A) on an internationally recognized stock exchange or quotation system approved by the Board with aggregate gross proceeds of at least US$1 billion where the number of Ordinary Shares sold in such offering by the Company and all Members equals or exceeds fifteen percent (15%) of the total number of outstanding Ordinary Shares of the Company immediately prior to such offering or (B) that meets the following criteria: (i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3.0 billion, (ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC, (iii) the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement), and (iv) one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement); provided that clause (B)(i) shall not apply in the case of an initial public offering requested by Yahoo pursuant to Section 3.1 of the Registration Rights Agreement (as defined in the Share Repurchase Agreement), which request is not subsequently withdrawn by Yahoo;

“JM” means Jack Ma Yun, the founder and the Chairman of the Board and the Chief Executive Officer of the Company at the date of adoption of these Articles;

“JT” means Joseph C. Tsai, the Chief Financial Officer and director of the Company at the date of adoption of these Articles;

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority;

“Lease” means any real property lease, sublease, license and occupancy agreement;

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under the Shareholders Agreement or the Memorandum of Association or these Articles;

“LTM EBITDA”, means the consolidated EBITDA of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement and, to the extent that any portion of the prior four fiscal quarters is not reflected in such audited statements, then the consolidated EBITDA of the Company and its Subsidiaries for the prior fiscal quarters as reflected in the financial statements delivered to the Shareholders by the Company in respect of such fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement;

“Management Current Share Number” means 239,700,569 Ordinary Shares, as may be appropriately adjusted for any share sub-divisions or splits, share dividends or similar transactions;

“Management Member Designee” has the meaning set forth in Article 56;

“Management Member Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by a Management Member divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Management Members” means each of JM and JT, each solely in his capacity as a Member of the Company;

“Member” means a person whose name is entered in the Register of Members as the holder of a share or shares and includes each subscriber of the Memorandum pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Share” means an ordinary share in the capital of the Company of US$0.000025 par value;

“Other Shares” means any shares of the Company that are not Ordinary Shares, including without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of the Company;

“own”, “owned”, “ownership” and the like, mean as the term “owned” is defined in Article 54;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“PRC” means the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan);

“Preemptive Rights” has the meaning set forth in Article 8(a);

“Preemptive Share Amount” has the meaning set forth in Article 8;

“Preference Share” means a share in the capital of the Company of US$0.000025 par value issued and designated as a preference share and having the rights, privileges, preferences and restrictions as determined by the Board pursuant to the provisions of these Articles;

“Project Company” means any Subsidiary of the Company established to acquire or develop a specific asset or project and which is not an operating Subsidiary of a Core Business;

“Project Debt” means the sum of (A) any Indebtedness incurred by a Project Company where neither the Company nor any Subsidiary of the Company (other than that Project Company or one or more other Project Companies) (i) provides any guarantee in respect of such Indebtedness or (ii) incurs any liability (other than any Lien created over the share capital of or Member loans to such Project Company) in respect of such Indebtedness plus (B) if and to the extent the aggregate amount of cash and the fair market value (at the time of contribution) of assets invested in the equity capital of, loaned to, or contributed to all Project Companies exceeds US$250 million, the amount of such excess;

“Purchase Price” has the meaning set forth in Article 8(e);

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Replacement Director” has the meaning set forth in Article 61;

“Seal” means the Common Seal of the Company including any facsimile thereof and any securities seal;

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent, (ii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of the Collateral Agent, (iii) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent and (iv) any amendment, waiver, supplement or other modification to any of the foregoing;

“Security Interests” means the Liens granted to or in favor of Collateral Agent and/or the relevant secured party pursuant to the Security Agreements;

“share” means any share in the capital of the Company (including without limitation the Ordinary Shares and the Preference Shares) including a fraction of any share;

“Shareholder” means the Management Members, Yahoo or Softbank;

“Shareholders Agreement” means the Shareholders Agreement expected to be dated on the Closing Date, made and entered into by and among the Company and certain other parties thereto, as amended, supplemented or modified from time to time;

“Share Repurchase Agreement” means the Share Repurchase and Preferred Share Sale Agreement, dated as of May 20, 2012, by and among the Company, Yahoo and Yahoo! Hong Kong Holdings Limited, as amended, supplemented or modified from time to time;

“signed” includes a signature or representation affixed by mechanical means;

“Softbank” means SOFTBANK CORP., a Japanese corporation;

“Softbank Affiliate” has the meaning given to such term in the Shareholders Agreement;

“Softbank Designee” has the meaning set forth in Article 56;

“Softbank Economic Interest Percentage” means the quotient of (x) the sum of the number of Ordinary Shares owned by Softbank divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Softbank Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Excess Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank, and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds the Softbank Percentage;

“Softbank Percentage” means the greater of (x) 35% less the amount, if any, expressed as a percentage, by which the percent of the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 14.9% and (y) 30%;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds (2/3) of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled, provided, that on any Special Resolution to alter or add to these Articles (other than in the manner and for the purposes contemplated by the proviso in Article 56 or to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO), the Ordinary Shares held by Yahoo will carry such number of votes as is equal to the aggregate of the number of votes cast by all other Members in the requisite general meeting plus one so long as Yahoo holds at least 15% of the issued and outstanding voting shares of the Company or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“Subordinate Shareholder” means each person whose Equity Securities are “owned” by a Shareholder pursuant to Article 54;

“Subsidiary” means, with respect to any person, each other person in which the first person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other person may be consolidated into the financial statements of the first person in accordance with GAAP;

“Substitute Director” has the meaning set forth in Article 58;

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name www.tmall.com, in each case operated by the Company and/or its Subsidiaries;

“Terminated Votes” means a number of votes equal to the excess of the number of votes that could have been cast by the Controlled Shares held by all Controlled Members if the Cut-back Formula did not apply over the number of votes that such Members may cast after application of the Cut-back Formula;

“Threshold Number” means 398,871,490 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions;

“Transfer” means any sale, transfer, assignment, gift, disposition of, creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits or other interest in all or a portion of any property, assets, rights or otherwise, whether or not for consideration;

“U.S. GAAP” means United States generally accepted accounting principles;

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor;

“Withdrawing Director” has the meaning set forth in Article 58;

“Yahoo” means Yahoo! Inc., a Delaware corporation;

“Yahoo Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 19.9% of the total voting power of all then-issued and outstanding share capital of the Company;

“Yahoo Designee” has the meaning set forth in Article 56; and

“Yahoo Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons shall include companies, associations, firms, partnerships, corporations, trusts, business trusts and bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” and “will” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to U.S. dollars, the lawful currency of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force; and

(g)	in these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

5.	Subject to the provisions of these Articles, the Shareholders Agreement and to any special rights conferred on the holders of any shares or class of shares in the capital of the Company, the Board may authorize the issuance of shares on such terms as the Board may deem fit, provided, that the Board shall not offer or allot shares in the capital of the Company in violation or breach of any agreement between the Company and any person.

Without limiting the generality of the foregoing, the Directors may issue and allot Preference Shares pursuant to and in accordance with the provisions of (i) the Share Repurchase Agreement and the Exhibits thereto and (ii) the Convertible Preference Share Purchase Agreement to be executed between the Company and the Investors identified therein and the Exhibits thereto.

6.	The Company may in so far as may be permitted by Law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

7.	Shares may only be issued fully paid or credited as fully paid.

8.	Preemptive Rights.

(a)	If the Company proposes to sell any Equity Securities (other than Exempted Securities and other than the Preference Shares (if any) issued to Yahoo! in accordance with the Share Repurchase Agreement) (the “Additional Securities”), including in a private placement, as part of a commercial agreement or debt financing, or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and Softbank in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and Softbank in the amounts set forth in Articles 8(c) and 8(d) below and subject to the provisions of Article 8(g) below, upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Article 8(e) (the “Preemptive Rights”). For purposes of calculating the number of Additional Securities issued pursuant to this Article 8, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b)	If Yahoo, the Management Members or Softbank wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this Article 8, Yahoo, the Management Members or Softbank may do so (by itself or by causing such person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 4.1 of the Shareholders Agreement to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such person(s)) wishes to purchase.

(c)	With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and Softbank pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and Softbank), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the Softbank Economic Interest Percentage after such issuance would equal the Softbank Economic Interest Percentage immediately prior to such issuance, such numbers of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this Article 8(c) applies. If, at the time of the determination of any Preemptive Share Amount under this Article 8(c), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d)	With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the Softbank Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this Article 8(d) applies). If at the time of the determination of any Preemptive Share Amount under this Article 8(d), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e)	The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and Softbank) and, except as otherwise set forth below, shall equal per Additional Security the per share issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and Softbank shall in good faith seek to agree upon the value of the non-cash consideration; provided, that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance. If the Company and Yahoo, the Management Members or Softbank fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Article 8(f), then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and Softbank and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm. If such a determination is required, the deadline for Yahoo’s, the Management Members’ and Softbank’s exercise of its Preemptive Rights with respect to such issuance pursuant to Article 8(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or Yahoo, the Management Members or Softbank whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and Softbank, as applicable.

(f)	The Preemptive Rights set forth in this Article 8 must be exercised by acceptance in writing of an offer referred to in Article 8(a), (i) if prior to an IPO, within 30 days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including an IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or Softbank of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Article 8(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g)	No Member shall have any rights pursuant to this Article 8 in connection with any IPO, and this Article 8 shall terminate upon, and be of no force and effect from and after, the completion of an IPO. In addition, each of Yahoo’s, the Management Members’ and Softbank’s Preemptive Right set forth in this Article 8 shall terminate, and be of no force and effect from and after, (i) with respect to Yahoo or Softbank, in the event such Member ceases to own at least the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by the Management Members is less than 50% of the Management Current Share Number.

9.	None of Yahoo, the Management Members or Softbank shall be permitted to acquire any Equity Securities if immediately following such acquisition such person would own 50% or more of the outstanding voting power or economic benefit of the Company, without the prior written approval of the relevant Governmental Authorities.

CERTIFICATES

10.	Every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Board. Such certificate may be issued under the Seal in accordance with Articles 73 and 74. All certificates shall specify the number and class of share or shares held by that person and the amount paid up thereon, provided, that in respect of a share or shares held jointly by several persons,

(a)	the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all; and

(b)	the person first named in the Register of Members shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

11.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company.

FRACTIONAL SHARES

12.	The Board may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share,

TRANSFER OF SHARES

13.	The instrument of transfer of any share shall be in any usual or common form or such other form as the Board may approve and executed by or on behalf of the transferor and if so required by the Board shall also be executed on behalf of the transferee and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

14.	The Board must decline to register any transfer of shares which is made in breach of any agreement between the Company and any person, provided, that the Board may not decline the registration of a valid transfer by Yahoo, the Management Members or Softbank if duly executed and completed documents, as set forth in Article 13, to the reasonable satisfaction of the Board, are submitted for registration of transfer. If the Board refuses to register a transfer of any shares, it shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

15.	The registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine, provided always that such registration shalt not be suspended for more than 45 days in any year.

16.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Board may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

17.	The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

18.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Board, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

19.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

20.	The Company may, from time to time, by Ordinary Resolution, increase its authorised share capital by such sum, to constitute such number of shares, as the resolution shall prescribe.

21.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them into shares of a smaller amount; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

22.	The Company may by Special Resolution reduce its authorised share capital in any manner authorised by Law.

PURCHASE OF OWN SHARES

23.	Subject to the provisions of the Companies Law and the Shareholders Agreement, the Company may:

(a)	purchase its shares on such terms and in such manner as the Board may determine and agree with the Member; or

(b)	make a payment in respect of the purchase of its own shares otherwise than out of profits, share premium or the proceeds of a fresh issue of shares.

24.	The purchase of any share shall not be deemed to give rise to the purchase of any other share.

25.	The Board may when making payments in respect of the purchase of shares, if authorised by the terms of issue of the shares being purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

REGISTER OF MEMBERS

26.	The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

27.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days prior to such meeting or action. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

28.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

29.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

30.	Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

31.	A majority of the Board or the chairman of the Board may call general meetings, which general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

32.	General meetings shall also be convened by the Board on the written and signed requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than ten percent (10%) of the paid up voting share capital of the Company. Such requisition shall be deposited at the registered office of the Company and shall specify the objects of the general meeting. The Board shall convene a general meeting for such purpose no later than twenty-one (21) days from the date of deposit of such requisition, and if the Board does not convene a general meeting for such purpose for a date not later than forty-five (45) days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

33.	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company.

NOTICE OF GENERAL MEETINGS

34.	(a) An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ notice but a general meeting may be called by shorter notice, if it is so agreed:

(i)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(ii)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value of the issued shares giving that right.

(b)	The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

35.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) to send such instrument of proxy to, or the non-receipt of such notice or such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

36.	All business carried out at a general meeting shall be deemed special with the exception of declaring and sanctioning a dividend, the consideration and adoption of the accounts, balance sheets, and ordinary report of the Directors and the Auditors, the appointment and removal of Directors and Auditors, and the fixing of the remuneration of the Auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

37.	No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

38.	If within half (1/2) an hour (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half (1/2) an hour from the time appointed for the meeting, the adjourned meeting shall be dissolved.

39.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

40.	If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to be chairman, or if one Director only is present he shall preside as chairman if willing to act, if no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their number to be chairman.

41.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

42.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll and shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting. All questions submitted to a general meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Companies Law.

43.	A Member or Members may participate in any general meeting by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, video conference or similar communication equipment shall be recorded and circulated to all Members present at such meeting either prior to or at the next general meeting.

VOTES OF MEMBERS

44.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member and every person representing a Member by proxy shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder.

45.	Notwithstanding the foregoing, in the case of joint holders the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

46.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

47.	On a poll votes may be given either personally or by proxy.

48.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

49.	An instrument appointing a proxy may be in any usual or common form or such other form as the Board may approve.

50.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

51.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at least one day before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

52.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

53.	Yahoo (in its capacity as a Member) shall attend any general meeting or otherwise cause the Yahoo Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Yahoo Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Yahoo does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Yahoo in respect of the Yahoo Excess Vote Shares, and all votes attaching to the Yahoo Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Yahoo, in accordance with this Article 53. Softbank (in its capacity as a Member) shall attend any general meeting or otherwise cause the Softbank Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Softbank Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Softbank does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Softbank in respect of the Softbank Excess Vote Shares and all votes attaching to the Softbank Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Softbank, in accordance with this Article 53. The foregoing obligations of Yahoo and Softbank in this Article 53 do not apply to any Equity Securities held by them that are not Yahoo Excess Vote Shares or Softbank Excess Vote Shares, respectively. Neither Yahoo nor Softbank may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Article 53.

54.	Throughout these Articles, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities held by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, any Yahoo Excess Vote Shares owned by Yahoo), (b) with respect to Softbank, such number or percentage shall include any Equity Securities held by Softbank or any of Softbank’s wholly-owned Subsidiaries or any Softbank Affiliate (including, for the avoidance of doubt, any Softbank Excess Vote Shares owned by Softbank) and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by (i) such Management Member (ii) any of such Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely) and (iii) any of such Management Member’s Family Members, trusts formed by such Member for the benefit of himself or his Family Members (including any holding companies directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of such Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of such Management Member or his Family Members shall be conclusively established in the affirmative if such Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All numbers contained herein shall be adjusted appropriately for share splits, share dividends, reverse splits, recombinations and the like.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

55.	Any corporation which is a Member or a Director may appoint an authorised person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

56.	Subject to Articles 71(d) and 121, and unless otherwise provided by these Articles, the number of Directors to be appointed is such number as is determined by the Board from time to time (provided that such number shall not be more than five (5) at any time prior to an IPO), of which:

(a)	one (1) Director shall be a person appointed by Yahoo (the “Yahoo Designee”), provided, that Yahoo’s right to designate a director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities;

(b)	two (2) Directors shall be persons appointed by the Management Members (each a “Management Member Designee” and collectively the “Management Member Designees”), provided, that in the event the Management Members, collectively, own a number of Equity Securities amounting to less than 25% of the Management Current Share Number, the Management Members will have the right to appoint only one (1) Director on the Board, provided, further, that the Management Members will continue to have the right to designate at least one Director as long as JM owns at least one share of Equity Security of the Company; and

(c)	one (1) Director shall be a person appointed by Softbank (the “Softbank Designee”), provided, that Softbank’s right to appoint a Director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities;

each such appointment to be effected by the delivery of a notice to that effect to the registered office of the Company, with such appointment taking effect on the delivery of such notice; provided, that in the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand the number of Directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, Yahoo, the Management Members and Softbank agree to vote in favour of such expansion so as to comply with the requirements of such rules. For so long as a Shareholder may designate at least one Director pursuant to this Article 56, the Board shall not (A) increase the number of Directors of the Board or (B) designate a new Director, without the prior written approval of each such Shareholder. Yahoo, Softbank and the Management Members and each of their respective Subordinate Shareholders will take all actions necessary to effect the provisions of this Article 56, and any determination or resolution of the Board under this Article 56, including amending these Articles to increase or decrease the number of Directors and electing or removing Directors.

57.	Subject to the provisions of these Articles (including without limitation Article 58), a Director (except for the Yahoo Designee, the Management Member Designees and the Softbank Designee) shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

58.	Subject to Articles 56 and 121, (i) Yahoo shall have the sole and exclusive power to remove and replace the Yahoo Designee from the Board, with or without Cause, (ii) the Management Members shall have the sole and exclusive power to remove and replace the Management Member Designee from the Board, with or without Cause, and (iii) Softbank shall have the sole and exclusive power to remove and replace the Softbank Designee from the Board, with or without Cause; provided, however, that at such time as Yahoo, the Management Members or Softbank is no longer entitled to designate a director or directors pursuant to Article 56, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any Director then holding office who was designated by Yahoo, the Management Members or Softbank, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Management Members Designees on the Board and the Management Members lose the right to designate one such member, the representative of the Management Members shall designate which director shall be removed. If any director (a “Withdrawing Director”) appointed in the manner set forth in Article 56 is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be appointed by the Member who appointed the Withdrawing Director, subject to Articles 56 and 121. Each of Yahoo, the Management Members and Softbank and their respective Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is appointed. No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Shareholder entitled to name the Substitute Director unless such Shareholder shall have failed to name a Substitute Director within 15 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

59.	The remuneration of the Directors shall from time to time be determined by the Company by Ordinary Resolution. The Company shall reimburse the Directors for reasonable travel expenses incurred in attending any meetings of the Board.

60.	No shareholding qualification shall be required for the Directors.

61.	If any of Yahoo, the Management Members or Softbank entitled to appoint a Director or Directors pursuant to Article 56 choose not to appoint any Director or Directors and such directorship or directorships shall have been vacant for 60 days, Yahoo, the Management Members and Softbank (other than such party which failed to appoint any Director or Directors) may appoint a Director (the “Replacement Director”) until a new Director is appointed by the Shareholder who is originally entitled to appoint such Director, whereupon the Replacement Director shall automatically vacate his or her office as a Director. Subject to Articles 56 and 121, if any of Yahoo, the Management Members or Softbank lose their right to appoint one or more Directors pursuant to Article 56, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

ALTERNATE DIRECTOR

62.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Board at which be is unable to be present. Every such alternate shall be entitled to notice of meetings of the Board and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

63.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Board which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

64.	Subject to the provisions of the Companies Law, these Articles, the Shareholders Agreement and to any resolutions made in a general meeting, the business of the Company shall be managed by the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that resolution had not been made.

65.	Subject to Article 121, the Board may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Board may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, one or more Vice-Presidents, Treasurer, Assistant Treasurer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board may think fit. Subject to Article 121, the Board may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

66.	The Board shall appoint the Company Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers and duties as they think fit. Any Secretary or Assistant Secretary so appointed by the Board may be removed by the Board.

67.	The Board may establish any committee it deems necessary or appropriate, but only with the approval of the Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the Softbank Designee for so long as Softbank has designated a director. Each such committee shall include, at their respective election, the Yahoo Designee for so long as Yahoo has designated a director if Yahoo chooses to include a designee on such committee, one Management Member Designee for so long as the Management Members have designated a director if the Management Members choose to include a designee on such committee, and the Softbank Designee for so long as Softbank has designated a director if Softbank chooses to include a designee on such committee. Each such committee shall exercise those powers of the Board delegated to it by the Board. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

68.	The Board may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

69.	Except (a) with the prior approval of a majority of the non-Interested Directors or (b) pursuant to the Shareholders Agreement, the Company will not, and will cause each of its Subsidiaries not to, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of Yahoo, Softbank, the Management Members or the Subordinate Shareholders or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares); provided, however, that prior approval of a majority of the non-Interested Directors shall not be required in respect of such matter if each of Yahoo, the Management Members’ Representative and Softbank has given prior notice to the Company that it consents to such matter without prior approval of a majority of the non-Interested Directors being obtained.

70.	Except with the prior approval of at least a majority of the Directors at a meeting of the Board (or by written resolution of all the Directors in accordance with Article 85), the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	appoint or remove the Chief Executive Officer of the Company;

(b)	approve the annual operating plan and annual operating budget of the Company or make or commit to material expenditures outside of that plan and budget;

(c)	unless approved by the Board in connection with its approval of the capital disposition plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries (including any such disposition, sale or other Transfer to any Subsidiary of the Company (including Alibaba.com Limited) that is not a direct or indirect wholly owned Subsidiary of the Company) in an amount exceeding the Applicable Thresholds;

(d)	unless approved by the Board in connection with its approval of the capital expenditure plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding the Applicable Thresholds;

(e)	unless approved by the Board in connection with its approval of the annual budget of the Company, incur any Group Debt that would cause Group Net Leverage immediately after such incurrence to exceed 1.00:1 (other than Excluded Project Debt, which shall not be considered in the definition of Group Debt or Group Net Leverage for purposes of this Article 70(d));

(f)	issue any Equity Securities of the Company other than Exempted Securities;

(g)	appoint or terminate the Company’s auditors;

(h)	declare or pay of any dividend or make any distribution on or with respect to the Equity Securities (including by way of repurchase other than pursuant to an ESOP approved by the Board); and

(i)	make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its material Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

71.	Except with the prior written approval of each of Yahoo, Softbank and the representative of the Management Members, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	enter into or adopt any ESOP;

(b)	(i) enter into any transaction or transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of any of the Company’s Core Businesses (including any such disposition, sale or other Transfer to a Subsidiary of the Company at any time that such Subsidiary is not a direct or indirect wholly owned Subsidiary of the Company) if, with respect to any single Core Business, (A) the fair market value of all of the assets or properties so disposed, sold or Transferred in any transaction or transactions relating to such Core Business, together with all other assets or properties of such Core Business so disposed, sold or Transferred, cumulatively exceeds the lower of (x) US$1.0 billion and (y) 20% of the fair market value of the gross assets of such Core Business, or (B) the equity interests so disposed, sold or Transferred in any transaction or transactions relating to such Core Business together with all other equity interests of such Core Business so disposed, sold or Transferred, cumulatively represent 20% or more of the voting interests in such Core Business; or

(ii) engage in or consummate a distribution (or repurchase or redemption of Equity Securities), or series of related distributions (or repurchases or redemptions), in which assets (including securities of Subsidiaries) are actually received by all holders of any class of Equity Securities of the Company of which Yahoo is a holder where the fair market value of such assets (or securities), other than any cash, exceeds US$1.0 billion;

(c)	enter into any Change of Control Transaction with any party that is not also a party to the Shareholders Agreement;

(d)	increase the number of Directors of the Board or designate a new Director of the Board (other than the Yahoo Designee, the Management Member Designees and the Softbank Designee); and

(e)	amend or modify the Memorandum of Association or these Articles in a manner that conflicts with the provisions of the Shareholders Agreement;

provided, however, that (i) the approval rights of Yahoo under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities; (ii) the approval rights of the representative of the Management Members under this Article 71 shall terminate and be of no force and effect in the event that the aggregate number of Equity Securities owned by the Management Members is less than one-third of the Management Current Share Number; and (iii) the approval rights of Softbank under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities.

BORROWING POWERS OF DIRECTORS

72.	Subject to Articles 70, 71 and 121, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, bonds, notes, guarantees debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

73.	The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

74.	The Company may maintain a facsimile of its Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Company Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose. Notwithstanding the foregoing and the provisions of Article 73, the Board of Directors may adopt a securities seal which shall be a facsimile of the Seal of the Company with the word “Securities” engraved thereon shall be used exclusively for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued. The Board of Directors may either generally or in any particular case resolve that the securities seal or any signatures (including electronic signatures) or any of them may be affixed to certificates for shares, warrants, debentures or any other form of security by facsimile or other mechanical means specified in such authority or that any such certificates sealed with the securities seal need not be signed by any person. Every instrument to which the securities seal is affixed and signed (if required) as aforesaid shall have the same meaning and effect as if the Seal of the Company had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose.

75.	Notwithstanding the foregoing, the Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

76.	Subject to Article 121, the office of Director shall be vacated, if the Director;

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is convicted of committing a criminal offence (other than a minor traffic offence) or is prohibited by Law from being a Director; or

(e)	breaches a duty or obligation to the Company as a Director (including any fiduciary duty or confidentiality obligation).

PROCEEDINGS OF DIRECTORS

77.	The Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit; provided, that the Board will meet at least once every quarter. Subject to Article 121, questions arising at any meeting shall be decided by a majority of votes. A Director may, and the Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. The Board will review the Applicable Thresholds from time to time and may, in its discretion, upon the approval of at least a majority of the Directors at a meeting of the Board (or by written resolution in accordance with Article 85), revise the Applicable Thresholds; provided, however, that the unanimous approval of the Board is required for any revision that would result in the Applicable Thresholds being equal to or greater than twice the dollar amount of (i) any of the Applicable Thresholds in effect on the date of the Shareholders Agreement, or (ii) after any time, if at all, that the Board shall have unanimously approved an increase of the Applicable Thresholds to an amount equal to or greater than the Applicable Thresholds set forth in Schedule C of the Shareholders Agreement in effect on the date of the Shareholders Agreement, then the last Applicable Thresholds that were unanimously approved by the Board. From and after any such action of the Board in accordance with the preceding sentence, all references to Schedule C of the Shareholders Agreement shall be references to Schedule C of the Shareholders Agreement as so updated.

78.	All meetings of the Board shall be held upon at least three Business Days’ notices to all Directors and to each Member entitled to appoint a Director; provided, that notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

79.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, videoconference or similar communication equipment shall be recorded and circulated to all Directors present at such meeting either prior to or at the next meeting of the Board of Directors.

80.	The quorum necessary for the transaction of the business of the Board shall be at least three (3) Directors, if the number of Directors on the Board is four (4) or such lesser number as then constitutes all members of the Board, and shall be a majority of the Board, if the number of Directors on the Board is greater than four (4), provided, that, regardless of the number of Directors, it shall include at least (i) the Yahoo Designee, for so long as Yahoo is entitled to appoint and has appointed a Director, (ii) one Management Member Designee, for so long as the Management Members are entitled to appoint and have appointed a Director and (iii) the Softbank Designee, for so long as Softbank is entitled to appoint and has appointed a Director, in each case in accordance with Article 56, provided, however, that in the event that, at the time appointed for the start of a meeting of the Board of Directors, a quorum is not present, the chairman or secretary of the Company shall notify the other directors (which notice may be given by e-mail; provided that it is followed immediately by confirmation via facsimile, personal delivery or overnight mail) and reschedule such meeting to a time that (A) is proposed by the absent director within 72 hours of receipt of such notice for a meeting to be held within seven days of such notice from the chairman or the secretary of the Company of the failure to obtain quorum at such originally scheduled meeting (provided, that the proposed time must be during business hours in Hong Kong) or (B) if the absent director has failed to propose a meeting time within 72 hours of such notice from the chairman of the failure to obtain quorum at such originally scheduled meeting, a date which is no fewer than ten (10) days after the originally-scheduled meeting date, provided further, that in the event there is no quorum for the reconvened meeting of the Board, then the quorum for such reconvened meeting shall be a majority of all Directors, failing which the meeting shall be dissolved. If a quorum is present at the start of a Board meeting or a reconvened Board meeting, as the case may be, the subsequent willful or voluntary departure of a Director shall not cause the quorum to be lost, and the Board meeting need not be adjourned. Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in the Shareholders Agreement. Any Director may call a special meeting of the Board. A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. A quorum must be present at the beginning and throughout each Board of Directors meeting.

81.	Any Interested Director shall declare the nature of his interest at a meeting of the Board. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director shall not be entitled to vote in respect of any contract or proposed contract or arrangement in which he is interested, except that a Director who is interested in respect of any contract or proposed contract or arrangement shall be able to vote in respect thereof if each of (i) JM, (ii) Softbank and (iii) Yahoo has given prior notice to the Company that it consents to such Director voting on such contract or proposed contract or arrangement.

82.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place a profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

83.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of Board.

84.	When the chairman of a meeting of the Board signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings, provided always that a proper notice of the meeting (i) has been given to all Directors or (ii) has been waived or the Directors have consented to holding the meeting, or minutes thereof have been approved, by such Director(s) in accordance with Article 78.

85.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

86.	Subject to Article 58, the continuing Directors may act notwithstanding any vacancy to the Board but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Board, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

87.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

88.	A committee appointed by the Board may elect a chairman of its meetings, if no such chairman is elected, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

89.	A committee appointed by the Board may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present.

90.	All acts done by any meeting of the Board or of a committee of Board, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

91.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Board or the Company (by Ordinary Resolution) may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

92.	In deciding whether the Company has profits available for distribution as dividends, the Board may procure that the Auditors certify whether such profits are available for distribution or not and the amount thereof (if any). In giving such certificate, the Auditors shall act as experts and not as arbitrators and their determination shall be binding.

93.	The Board may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board be applicable for meeting contingencies, or for equalising dividends, for future working capital, provision for tax, interest payments, repayments of amounts borrowed or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may from time to time think fit.

94.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

95.	The Board when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

96.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

97.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

98.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

99.	No dividend shall bear interest against the Company.

100.	Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution, the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members.

ACCOUNTS AND AUDIT

101.	The books of account relating to the Company’s affairs shall be kept in accordance with GAAP. If the Company elects to prepare its financial statements pursuant to IFRS rather than U.S. GAAP, then with respect to financial information provided to Yahoo pursuant to Section 8.3 of the Shareholders Agreement, the Company shall provide to Yahoo as an integral part of the financial statements referred to in such Section, a statement or statements of reconciliation from IFRS to U.S. GAAP, which reconciliation the Company shall have caused to have been reviewed by the firm serving as the Company’s independent certified public accountants at such time, and any certification delivered by any officer of the Company with respect thereto pursuant to Section 8.3 of the Shareholders Agreement shall certify the relevant financial statements as reconciled to U.S. GAAP and as so reviewed.

102.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Board think fit, and shall always be open to the inspection of the Directors.

103.	The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Board or by the Company by Ordinary Resolution.

104.	The fiscal year of the Company shall begin on January 1 and end on December 31.

CAPITALISATION OF PROFITS

105.	Subject to the Companies Law, the Board may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the Members or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

RETURN OF CAPITAL

106.	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or voluntary, the assets of the Company remaining after the payment of its liabilities shall be applied, subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a)	if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such Members in proportion to the amount paid up on the shares held by them respectively and

(b)	if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively,

SHARE PREMIUM ACCOUNT

107.	The Board of Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

108.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

109.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, facsimile or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. Notwithstanding anything in this Article 109 to the contrary, notices to a Member which is a party to the Shareholders Agreement shall be given by the Company in the manner as set forth in the Shareholders Agreement.

110.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

111.	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the Business Day following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth Business Day following the day on which the notice was posted. Where a notice is sent by cable, telex or facsimile, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient. Notwithstanding anything in this Article 111 to the contrary, with respect to a Member which is a party to the Shareholders Agreement, all notices given by the Company to such Member shall be deemed to have been received as provided in the Shareholders Agreement.

112.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

113.	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

114.	The Company shall indemnify and hold harmless each Director (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a Director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duties to the Company.

115.	If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee by either paying such Expenses on behalf of Indemnitee or reimbursing Indemnitee for such Expenses.

116.	If Indemnitee is entitled to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of claim but not, however, total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

117.	The termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

NON-RECOGNITION OF TRUSTS

118.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by Law, or as otherwise provided in these Articles, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

119.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

120.	Subject to the Companies Law, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

121.	In the event that there is a conflict between these Articles and the Shareholders Agreement, the Shareholders Agreement shall prevail (a) as between the Members party to the Shareholders Agreement only, and (b) as among the Company and its Members, to the extent necessary, only after these Articles have been amended or modified to remove the conflict, to which end the Company shall convene an extraordinary general meeting at the earliest practical opportunity to consider (and the Company shall use its reasonable endeavours to cause the passing of) the resolutions necessary to amend or modify these Articles to eliminate any such conflict.

122.	Notwithstanding Article 123, any Article requiring the approval of any Director designee of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer has the right to appoint a Director pursuant to these Articles.

123.	Any Article providing any right to any of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer owns any Equity Securities.

REGISTRATION BY WAY OF CONTINUATION

124.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to he made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

CONFIDENTIALITY

125.	Each Member shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Member in good faith to protect Confidential Information delivered to such Member, provided, that such Member may deliver or disclose Confidential Information to (i) such Member’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, and similar bodies, and persons related thereto, who are informed of the confidentiality obligations of this Article 125 and such Member shall be responsible for any violation of this Article 125 made by any such person, (ii) any Governmental Authority having jurisdiction over such party or such other person to the extent required by applicable Law or (iii) any other person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such Member, or (B) in response to any subpoena or other legal process, provided, that in the cases of clauses (ii) and (iii), the disclosing Member shall provide the Company with prior written notice thereof so that the Company may seek (with the cooperation and reasonable efforts of the disclosing Member) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Company.

VOTING CUT-BACK

126.	Cut-back Votes and Terminated Votes.

(a)	Each issued share comprised in the Controlled Shares of any Controlled Member shall confer only a fraction of a vote determined by applying the Cut-back Formula.

(b)	Any Terminated Votes shall be null and void and may not be voted by any Controlled Member or other Member of the Company.

(c)	The Board and Yahoo shall make all determinations that may be required to effect the provisions of this Article, including any required determination of the number of shares that may be deemed to be held by any person, and such determinations shall be conclusive.

(d)	All Members shall provide the Board and Yahoo, at such times and in such detail as the Board and Yahoo may reasonably request, any information that the Board and Yahoo may require in order to make such determinations.

(e)	The provisions of this Article 126 shall not apply to Controlled Shares of Yahoo, Softbank, the Management Members, or their respective permitted transferees under Section 4.1 of the Shareholders Agreement.